Exhibit (a)(1)(C)

[Form of Memorandum to Global Custodians and Back Offices of Institutional Holders of Ordinary Shares]

THIS MEMO WILL BE SENT TO GLOBAL CUSTODIANS AND BACK OFFICES OF INSTITUTIONAL SHAREHOLDERS AND WILL BE POSTED ON THE BROADRIDGE PROXY VOTING PLATFORM TO INFORM SHAREHOLDERS AND CUSTODIANS.

Offer to Purchase for Cash Ordinary Shares of Crucell N.V. — EUR 24.75 per Ordinary Share

The offer was launched on 8 December 2010.  Please find below an overview of the chain of events:

10th of December EGM:	Informative extraordinary general meeting of shareholders (“EGM”) will be held in Amsterdam
No voting items, no (voting) action required
TBA — Offer EGM:	Shareholder are asked to adopt governance resolutions to amend the Articles of Association to implement certain changes to the corporate governance structure of Crucell
This EGM contains voting items, (voting) action required
TBA — Post Offer EGM:	EGM which may be held after the settlement of the offer. You will have the following options:
• Accept the offer and grant the proxy to the offeror, fill in the form received from your bank/broker/custodian and return to your bank/broker/custodian — no other action required
• Accept the offer but do not grant the proxy: fill in the tender form received from your bank/broker/custodian, choose the opt-out option, and return the form to your bank/broker/custodian
• Not accepting the offer — no action required
Closing Tender Offer (date):	Before the offer closes, please send in your tender/proxy form to accept the offer to your bank/broker/custodian. Please allow your bank/broker/custodian ample time to permit it to submit the tender on your behalf before the expiration of the offer.

PLEASE NOTE: The offer is conditioned upon, among other things, a minimum acceptance level of shares tendered pursuant to the Offer of 95%, which minimum acceptance level is reduced to 80% in the event that (i) a favourable IRS ruling is obtained by Johnson & Johnson with respect to certain tax matters and (ii) proxies are received in respect of at least 80% of Crucell’s shares allowing the offeror to vote at the Post Offer EGM. Accordingly, shareholders that want the offer to succeed should tender their shares and deliver a proxy for the matters to be voted on at the Post Offer EGM.

Should you have any questions in relation to the offer, please contact your financial advisors, your bank/broker/custodian or contact the Proxy Solicitor and Information Agent, Georgeson, Inc.:

Domenic Brancati		Kirsten van Rooijen
Tel +44 207 019 7003	or	Tel +31 346 860 008
domenic.brancati@georgeson.com		Kirsten.rooijen@georgeson.com

The offer document can be found on Crucell’s website (www.crucell.com).